SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 18, 2010
Date of Report

(Date of Earliest Event Reported)

Commission File No. 333-146441

A & J VENTURE CAPITAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada, USA	75-3260541
(State of Incorporation)	(IRS Employer Identification No.)

23890 Copper Hill Drive, #206, Valencia CA 91354

(Address of principal executive offices)(Zip Code)

Company's telephone number, including area code: (661) 414-7125

ITEM 3.02 Unregistered Sales of Equity Securities

A & J Venture Capital Group, Inc. (the “Company”) has sold 17,750,000 shares of its common stock, in restricted form, to certain entities in an unregistered offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.  These shares were sold at a price of $.02 per share.  The Company intends to implement a previously announced reverse stock split after regulatory approval is received.

ITEM 5.01 Changes in Control of Registrant.

On September 18, 2010, Andi Klimm, former officer and director of the Company, returned 18,000,000 shares of the Company’s common stock to the treasury along with 10,000 shares of the Company’s Series A Preferred Stock for cancellation.  The Company has canceled these shares and has no current intentions to re-issue any additional shares of Series A Preferred Stock.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

On September 17, 2010, the Company appointed Antal Markus as CEO and CFO of the Company as well as a director, replacing Zhongwen Chen who resigned as an officer and director earlier.  Previously, in May, Roger Zolg had resigned as an officer and director and the Board reduced the size of the Board to two.   On September 18, 2010, Andi Klimm resigned as an officer and director.  The Board has reduced its size to one director at this time.

Mr. Markus is a businessman with more than 20 years’ experience in the US and Canada in the financial and real estate markets.  For the past five years, Mr. Markus has been involved in the Canadian real estate market as an investor.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

A & J VENTURE CAPITAL GROUP, INC.

November 17, 2010	/s/ Antal Markus

Antal Markus, CEO